Exhibit 10.1.2
FORM OF
FIRST AMENDMENT
TO
THIRD AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
MODIV OPERATING PARTNERSHIP, LP
Dated as of [________], 2021
THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF MODIV OPERATING PARTNERSHIP, LP (this “Amendment”), dated as of [___________], 2021, is entered into by MODIV INC., a Maryland corporation, as general partner (the “General Partner”) of MODIV OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Partnership”), for itself and on behalf of the Limited Partners of the Partnership.
WHEREAS, the Third Amended and Restated Limited Partnership Agreement of the Partnership was entered into effective as of February 1, 2021 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”);
WHEREAS, Section 4.2 of the Partnership Agreement authorizes the General Partner to cause the Partnership to authorize, create, designate and issue additional Partnership Interests in the form of Partnership Units for any Partnership purpose at any time or from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to any Common Units, all as shall be determined by the General Partner in its sole and absolute discretion and without notification to or the approval of any Limited Partner, subject to Delaware law;
WHEREAS, the General Partner has authorized the issuance and sale of up to [________] shares of its [____]% Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), at a gross offering price of $[____] per share of Series A Preferred Stock and, in connection therewith, the General Partner, pursuant to Section 4.2 of the Partnership Agreement, is contributing the net proceeds of such issuance and sale to the Partnership in exchange for, and is causing the Partnership to issue to the General Partner, the Series A Preferred Units (as hereinafter defined); and
WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 4.2 and Article 11 of the Partnership Agreement, and as authorized by the unanimous written consent, dated as of August 23, 2021, of the Board of Directors of the General Partner, the General Partner desires to amend the Partnership Agreement (i) to set forth the designations, rights, powers, preferences and duties and other terms of the Series A Preferred Units and (ii) to issue the Series A Preferred Units to the General Partner.
NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:
1.    The Partnership Agreement is hereby amended by the addition of a new annex thereto, entitled “Annex A,” in the form attached hereto as Annex A, which sets forth the designations, allocations, preferences, conversion or other special rights, powers and duties of the Series A Preferred Units, which annex shall be attached to and made a part of, and shall be an annex to, the Partnership Agreement.

2.      Pursuant to Section 4.2 of the Partnership Agreement, effective as of the applicable issuance date of any issuance of shares of Series A Preferred Stock by the General Partner, the Partnership will issue Series A Preferred Units to the General Partner in an amount that will be reflected on Exhibit A to the Partnership Agreement, as such Exhibit A may be amended or restated by the General Partner in its sole discretion from time to time to the extent necessary to reflect such issuances, but in no event shall the number of Series A Preferred Units issued pursuant to this Amendment exceed [_______] or such greater number of shares of Series A Preferred Stock as may be hereafter authorized for issuance by the General Partner. The Series A Preferred Units have been created and are being issued in conjunction with the General Partner’s issuance and sale of the Series A Preferred Stock, and as such, the Series A Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series A Preferred Stock, all such that the economic interests of the Series A Preferred Units and the Series A Preferred Stock are substantially similar, and the provisions, terms and conditions of this Amendment, including without limitation the attached Annex A, shall be interpreted in a fashion consistent with this intent. In return for the issuance to the General Partner of the Series A Preferred Units, the General Partner has contributed to the Partnership the net proceeds from its issuance and sale of the Series A Preferred Stock (provided that the General Partner’s capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance (i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership in connection with the issuance and sale of the Series A Preferred Stock)).
3.      Article 5, Section 5.1(d) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.1(d) is inserted in its place:
“(d) Priority Allocations With Respect to Series A Preferred Units. After giving effect to the allocations set forth in Section 5.1(b) and (c) hereof, but before giving effect to the allocations set forth in Section 5.1(a) hereof, Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.1(d) for the current and all prior years equals the aggregate amount of the Series A Preferred Return; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return with respect to the January Series A Preferred Unit Distribution Payment Date if the General Partner sets the Distribution Record Date for such Series A Preferred Unit Distribution Payment Date, on or prior to December 31 of the previous year. For purposes of this Section 5.1(d), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.1(f) hereof.”
4.      The foregoing recitals are incorporated in and are made a part of this Amendment.
5.      Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement. This Amendment has been authorized by the General Partner pursuant to Article 11 of the Partnership Agreement and does not require execution by any Limited Partner or any other Person.
6.      Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:
MODIV INC.

By:
Name: Raymond J. Pacini
Title: Executive Vice President, Chief Financial Officer, Secretary and Treasurer

[Signature Page to First Amendment to Third Amended and Restated Limited Partnership Agreement]

ANNEX A
DESIGNATION OF THE SERIES A PREFERRED UNITS
OF
MODIV OPERATING PARTNERSHIP, LP
1.         Designation and Number. A series of Preferred Units (as defined below) of Modiv Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), designated the “[____]% Series A Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be [_______].
2.         Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Third Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership, LP (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used herein shall have the meanings specified below:
“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on [__________], 2021, designating the terms, rights and preferences of the Series A Preferred Stock.
“Base Liquidation Preference” shall have the meaning provided in Section 6(a).
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
“Capital Gains Amount” shall have the meaning provided in Section 5(g).
“Change of Control” shall have the meaning provided in the Articles Supplementary.
 “Delisting Event” shall have the meaning provided in the Articles Supplementary.
“Distribution Record Date” shall have the meaning provided in Section 5(a).
“Junior Preferred Units” shall have the meaning provided in Section 4.
“Liquidating Distribution” shall have the meaning provided in Section 6(a).
“Parity Preferred Units” shall have the meaning provided in Section 4.
“Partnership” shall have the meaning provided in Section 1.
“Partnership Agreement” shall have the meaning provided in Section 2.
“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.2 of the Partnership Agreement.
“Redemption Date” shall have the meaning provided in Section 7(a).
“Senior Preferred Units” shall have the meaning provided in Section 4.
“Series A Preferred Return” shall have the meaning provided in Section 5(a).
“Series A Preferred Stock” shall have the meaning provided in the Articles Supplementary.
“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Units” shall have the meaning provided in Section 1.
“Total Distributions” shall have the meaning provided in Section 5(g).
3.          Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.
4.          Rank. In respect of rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the Series A Preferred Units shall rank (a) senior to all classes or series of Common Units, the Class P Units, the Class R Units and any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank junior to the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Junior Preferred Units”); (b) on parity with any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank on parity with the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank senior to the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series A Preferred Units prior to the conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness. All of the Series A Preferred Units shall rank equally with one another and shall be identical in all respects.
5.          Distributions.
(a)          Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions in the amount of $[______] per unit per year, which is equivalent to the rate of [____]% of the Base Liquidation Preference (as defined below) per unit per year (the “Series A Preferred Return”). The Series A Preferred Return shall accrue and be cumulative from and including the date of original issue of any Series A Preferred Units and shall be payable quarterly in arrears, on or about the 15th day of each January, April, July and October of each year (or, if not a Business Day, the next succeeding business day, each a “Series A Preferred Unit Distribution Payment Date”) for the period ending on such Series A Preferred Unit Distribution Payment Date, commencing on January 15, 2022. The amount of any distribution payable on the Series A Preferred Units for any partial distribution period will be prorated and computed, and for any full distribution period will be computed, on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the Series A Record Date (as defined in the Articles Supplementary), which is the close of business on the date set by the Board of Directors of the General Partner as the record date for the payment of dividends on Series A Preferred Stock (each, a “Distribution Record Date”).
(b)          No distributions on the Series A Preferred Units shall be authorized by the General Partner or paid or declared and set apart for payment by the Partnership at such time as the terms and conditions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.
(c)          Notwithstanding anything to the contrary contained herein, the Series A Preferred Return will accrue whether or not distributions are authorized by the General Partner or declared by the Partnership. No interest or additional distributions shall be payable in respect of any accrued and unpaid Series A Preferred Return.

(d)          Except as provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Units, Class P Units, Class R Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units, Class P Units, Class R Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Class P Units, Class R Units, Parity Preferred Units or Junior Preferred Units be redeemed (or any monies be paid to or made available for a sinking fund for the redemption of any such units of the Partnership), purchased or otherwise acquired (except (i) by conversion into or exchange for Common Units, Class P Units, Class R Units or Junior Preferred Units, (ii) for a redemption, purchase or acquisition of Common Units made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of the Partnership or any subsidiary thereto, (iii) for the acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 6.5 of Article 6 of the Articles of Incorporation, and (iv) for purchases or acquisitions pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.
(e)          When cumulative distributions are not paid in full (or declared and a sum sufficient for such full payment is not set apart) on the Series A Preferred Units and any Parity Preferred Units, all distributions (other than (i) any acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 6.5 of Article 6 of the Articles of Incorporation or (ii) a purchase or exchange pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units) declared on the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.
(f)          Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of the Series A Preferred Return on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid Series A Preferred Return which remains payable.
(g)        If, for any taxable year, the General Partner elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the General Partner’s earnings and profits (as determined for U.S. federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of the General Partner’s stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Units shall be in the same proportion that the Total Distributions paid or made available to the holders of Series A Preferred Units for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of Partnership Units outstanding.
6.          Liquidation Preference.
(a)        Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, after payment of or provision for the Partnership’s debts and liabilities and any other class or series of equity securities of the Partnership ranking, with respect to rights upon the Partnership’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Units and before any distribution or payment shall be made to the holders of any Common Units, Class P Units, Class R Units or Junior Preferred Units, the holders of the Series A Preferred Units then outstanding shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference in cash of $25.00 per Series A Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid Series A Preferred Return to, but not including, the date of payment (together with the Base Liquidation Preference, the “Liquidating Distribution”).

(b)          If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series A Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.
(c)          After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.
(d)          For the avoidance of doubt, the consolidation, conversion or merger of the Partnership with or into any other person, corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership.
7.           Redemption.
(a)          If the General Partner elects to redeem any of shares of Series A Preferred Stock in accordance with the terms of the Articles Supplementary, the Partnership shall, on the date set for redemption of such shares of Series A Preferred Stock, redeem the number of Series A Preferred Units equal to the number of shares of Series A Preferred Stock for which the General Partner has given notice of redemption pursuant to Section 5 or Section 6, as applicable, of the Articles Supplementary, for cash at a redemption price of $25.00 per Series A Preferred Unit, plus all accrued and unpaid distributions (whether or not authorized or declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Partnership has funds legally available therefor.
(b)          Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series A Preferred Unit for each share of Series A Preferred Stock purchased in the open market, through tender or by private agreement by the General Partner.
(c)          All Series A Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.
(d)          Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series A Preferred Units at any time in connection with any redemption by the General Partner of the Series A Preferred Stock.
8.           Delisting Event Distributions. In addition, upon the occurrence of a Delisting Event, the distributions rate specified in Section 5(a) hereof shall be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of [____]% of the Base Liquidation Preference per unit per year (equivalent to $[_____] per unit per year) from and after the date of the Delisting Event. Following the cure of such Delisting Event, the distribution rate shall revert to the rate specified in Section 5(a) hereof.
9.           Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.

10.         Conversion. The Series A Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.
(a)          In the event that a holder of shares of Series A Preferred Stock exercises its right to convert such shares of Series A Preferred Stock into Class C REIT Shares in accordance with the terms of the Articles Supplementary, then, concurrently with any conversion that actually occurs pursuant to such exercise (i.e., such shares are not redeemed for cash prior thereto in accordance with the terms of the Articles Supplementary), an equivalent number of Series A Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of Class C Units of the Partnership equal to the number of Class C REIT Shares issued upon conversion of such Series A Preferred Stock; provided, however, that if a holder of Series A Preferred Stock receives cash or other consideration in addition to or in lieu of Class C REIT Shares in connection with such conversion, then the General Partner, as the holder of the Series A Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the General Partner to such holder of the Series A Preferred Stock. Any such conversion will be effective at the same time the conversion of Series A Preferred Stock into Class C REIT Shares is effective.
(b)          No fractional units will be issued in connection with the conversion of Series A Preferred Units into Class C Units. In lieu of fractional Class C Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price (as defined in the Articles Supplementary) on the date the shares of Series A Preferred Stock are surrendered for conversion by a holder thereof.